EXHIBIT 99.1

Pinnacle Airlines, Inc. Reaches Tentative Agreement with Air Line Pilots Association

Moves Airline Closer to Successful Restructuring in Chapter 11

MEMPHIS, Tenn. (Dec. 17, 2012) – Pinnacle Airlines Corp.’s (OTC: PNCLQ) wholly owned subsidiary, Pinnacle Airlines Inc., announced today that it has reached a tentative agreement with the Air Line Pilots Association (ALPA), the legal representative of the Pinnacle Airlines pilot group on cost reductions that cover pay, retirement, work rules and benefits.

A separate agreement was reached among Pinnacle Airlines, Pinnacle pilots and Delta Air Lines that includes long-term career opportunities and the addition of 40 CRJ-900s to the Pinnacle fleet. With this agreement, Pinnacle’s long-term fleet plan has been established at 81 CRJ-900 aircraft. The CRJ-900 deliveries are planned for the fall 2013 and are planned to be completed by year-end 2014. Pinnacle will remove its 140 CRJ-200 aircraft from the fleet over the next two to three years.

“I want to thank ALPA and the negotiating teams for working exceptionally hard to accomplish this,” said John Spanjers, president and CEO of Pinnacle Airlines Corp. “Throughout this process, our goal was to reach a consensual agreement with ALPA and both sides worked diligently to achieve that goal.”

ALPA members will have the opportunity to vote on the tentative agreement in January and, if approved, the changes would become effective when similar changes are implemented for Pinnacle’s other labor groups and non-union employees. The tentative agreement also remains subject to approval and review by the Bankruptcy Court.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (OTC: PNCLQ), a $900 million airline holding company with 5,100 employees, is the parent company of Pinnacle Airlines, Inc. Flying as Delta Connection, Pinnacle Airlines, Inc. operates 197 regional jets on 1,000 daily flights to 131 cities in the United States and Canada. Corporate offices are located in Memphis, Tenn., and hub operations are located in Atlanta, Detroit, Memphis and Minneapolis. Visit www.pncl.com for more information.

Media:
Joe Williams
Pinnacle Airlines Corp.
901-346-6162
mediarelations@pncl.com

Michael Freitag / Nick Lamplough
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Investors:
Ron Kay
901-344-5705
investorrelations@pncl.com